Exhibit 35.2
  ALLY FINANCIAL INC.
200 Renaissance Center
Detroit, Michigan 48265

As of December 31, 2013

Citibank, N.A.	Deutsche Bank Trust Company Delaware
As AART Indenture Trustee	As AART Owner Trustee
Attn: Kristen Driscoll	1011 Centre Road, Suite 200
388 Greenwich Street, 14th Floor	Wilmington, DE 19805-1266
New York, NY 10013

Re:	AART 2013-SN1 - Administration Agreement
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01(a) of the Administration Agreement dated as of June 5, 2013 among Ally Financial Inc., as Administrator, Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2013-SN1, as Issuing Entity.

The undersigned does hereby certify that:

a.
A review of the activities of the Administrator during the period of June 5, 2013 through December 31, 2013, and of its performance under the Administration Agreement has been under his supervision, and

b.	To the best of his knowledge, based on such review, the Administrator has fulfilled all of its obligations under the Administration Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.